Exhibit 3.76

CERTIFICATE OF FORMATION

OF

STUDIO SYSTEMS, LLC

1.	The name of the limited liability company shall be Studio Systems, LLC.

2.	The address of the limited liability company’s registered office in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of its registered agent at such address shall be Corporation Service Company.

3.	This Certificate of Formation shall be effective on October 7, 2011.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate this 7th day of October, 2011.

/s/ Kenneth A. Richieri
Name:	Kenneth A. Richieri
Title:	Secretary